As filed with the Securities and Exchange Commission on December 16, 2022

Registration No. 333-264327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(Post-Effective Amendment No. 1)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fast Radius, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3692788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

113 N. May Street

Chicago, Illinois 60607

(312) 319-1060

(Address of principal executive offices, including zip code)

Fast Radius, Inc. 2022 Equity Incentive Plan

Fast Radius, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Lou Rassey

Chief Executive Officer

Fast Radius, Inc.

113 N. May Street

Chicago, Illinois 60607

(312) 319-1060

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-264327), or the Registration Statement, is being filed by Fast Radius, Inc., a Delaware corporation, or the Company, in order to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all shares of the common stock, par value $0.001 per share, of the Company which remain unsold under the Registration Statement on the date hereof.

Following effectiveness of this Post-Effective Amendment No. 1, the Company intends to file a Form 15 to terminate its duty to file reports under Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on December 16, 2022.

FAST RADIUS, INC.

By:	/s/ Pat McCusker
Pat McCusker President, Interim Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.